EXHIBIT 23

       Consent of Independent Certified Public Accountants


          We have issued our report dated June 9, 1997, accompanying the consolidated financial statements incorporated by reference or included in the Annual Report of Environmental Tectonics Corporation and Subsidiary on Form 10-KSB for the year ended February 28, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement of Environmental Tectonics Corporation and Subsidiary on Form S-8 (File No. 2-92407, effective August 14, 1984) and on Form S-3 (File No. 33-42219, effective September 4, 1991).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
June 12, 1997